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                                                                   EXHIBIT 5.1

For more information contact:

At the Company      At Financial Relations Board   At Edelman Public Relations
Patrick D. Pilch,   General:  Molly Jahncke        Alan Penchansky
 EVP & CFO          Media:    Judith Sylk-Siegel   212-704-8285
800-442-7787        Analyst:  Carolynne O'Grady
                    212-661-8030


            ANDREA ELECTRONICS DECLARES TWO-FOR-ONE STOCK SPLIT

Long Island City, N.Y., September 2, 1997 - The board of directors of Andrea Electronics Corporation (AMEX:AND) has declared a two-for-one split of the Company's common stock, to be paid as a 100 percent stock dividend on
September 17, 1997 to shareholders of record on September 10, 1997.   There
are currently outstanding approximately 4.1 million shares of the Company's common stock, par value $.50 per share.

"This action was taken to increase the liquidity of our stock and to broaden shareholder participation in our Company," said John N. Andrea, Co-President.

Andrea Electronics has been a pioneer in the field of Active Noise Cancellation ("ANC") and Active Noise Reduction ("ANR") technologies and is a leader in the development of ANC microphone-headset systems for personal computer voice interface applications, including speech recognition for dictation and word processing, Internet telephony, video-and multi-party conferencing, voice-driven web browsing and interactive online games.
Andrea Anti-Noise/Registered Trademark/ ANC microphone technology enhances communication intelligibility through the use of electronic "anti-noise" signals. Andrea QuietWare/Registered Trademark/ ANR earphone technology improves the quality of audio heard by the user through the cancellation of low-frequency droning noises while providing high-fidelity, CD-quality sound. Andrea Anti-Noise/Registered Trademark/ ANC and QuietWare/Registered Trademark/ ANR products include military and portable audio headsets, as well as interchangeable ANR Ready/Registered Trademark/ headsets for use with integrated, noise-canceling electronics in control units separate from the headsets.

Andrea Electronics is a developer and manufacturer of audio communications equipment for the personal computer, telecommunications, military electronics and commercial markets. Established in 1934, Andrea Electronics is based in Long Island City, NY.

To receive Andrea Electronics' latest news release and other corporate documents via FAX -- no cost -- please dial 1-800-PRO-INFO. Use the Company's ticker: AND

This press release contains forward-looking statements regarding future events and the future performance of Andrea Electronics Corporation that involve risks and uncertainties that could cause actual results to differ materially from those projected in any forward-looking statements. Information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Andrea Electronics' SEC filings, including Form 10-K, Form 10-Q and Form 8-K reports.